Exhibit 10.4

AUTOBYTEL INC.

AMENDED AND RESTATED SEVERANCE AGREEMENT

AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) entered into effective as of September 29, 2008 (“Effective Date”), between Autobytel Inc., a Delaware corporation (“Autobytel”) and Glenn E. Fuller (“Employee”).

Background

Autobytel has determined that it is in its best interests to encourage Employee’s continued employment with, and dedication to the business of, Autobytel, and as a result thereof, Autobytel and Employee have previously entered into a severance agreement dated as of October 16, 2006 (“Prior Severance Agreement”). In light of Autobytel’s financial condition, recent reductions in force and evaluation of various strategic alternatives, which may include a Change of Control of Autobytel, Autobytel has determined that it is in the Company’s best interests to amend the Prior Severance Agreement to provide for additional incentive to encourage Employee’s continued employment with Autobytel and dedication to Autobytel’s business.

In consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows.

1. Definitions. For purposes of this Agreement, the terms below that begin with initial capital letters within this Agreement shall have the specially defined meanings set forth below (unless the context clearly indicates a different meaning).

(a) “409A Suspension Period” shall have the meaning set forth in Section 4.

(b) “Arbitration Agreement” means that certain Mutual Agreement to Arbitrate dated as of October 16, 2006 by and between Autobytel and Employee.

(c) “Benefits” means all Company medical, dental, vision, life and disability plans in which Employee participates.

(d) “Cause” shall mean the termination of the Employee’s employment by Company as a result of any one or more of the following:

(i) any conviction of, or pleading of nolo contendre by, the Employee for any felony;

(ii) any willful misconduct of the Employee which has a materially injurious effect on the business or reputation of the Company;

(iii) the gross dishonesty of the Employee in any way that adversely affects the Company; or

(iv) a material failure to consistently discharge Employee’s employment duties to the Company which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from Employee’s Disability.

For purposes of this definition of Cause, no act or failure to act, on the part of the Employee, shall be considered “willful” if it is done, or omitted to be done, by the Employee in good faith or with reasonable belief that Employee’s action or omission was in the best interest of the Company. Employee shall have the opportunity to cure any such acts or omissions (other than clauses (i) and (iii) above) within thirty (30) days of the Employee’s receipt of a written notice from the Company finding that, in the good faith opinion of the Company, the Employee is guilty of acts or omissions constituting “Cause.”

(e) “Change of Control” shall have the meaning ascribed to such term in the Company’s Amended and Restated 2001 Restricted Stock and Option Plan as such definition exists as of the Effective Date.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended, and the rules and regulations promulgated thereunder.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company” means Autobytel, and upon any assignment to and assumption of this Agreement by any Successor Company, shall mean such Successor Company.

(i) “Disability” shall mean the inability of the Employee to perform Employee’s duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

(j) “Excise Tax” shall have the meaning set forth in Section 3(a)(i).

(k) “Employee’s Position” means Employee’s position as the Senior Vice President, Chief Legal Officer and Secretary of the Company.

(l) “Employee’s Primary Location” means Autobytel’s headquarters located at 18872 MacArthur Boulevard, Irvine, California, 92612-1400.

(m) “Good Reason” means any act, decision or omission by the Company that: (A) materially modifies, reduces, changes, or restricts Employee’s salary as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Employee at the time of the act, decision, or omission by the Company; (B) materially modifies, reduces, changes, or restricts the Employee’s Benefits as a whole as in existence as of the date hereof or as of the date prior to any such change, whichever are more beneficial for Employee at the time of the act, decision, or omission by the Company; (C) materially modifies, reduces, changes, or restricts the Employee’s authority, duties, or responsibilities commensurate with the Employee’s Position but excluding the effects of any reductions in force other than the Employee’s own termination; (D) relocates the Employee place of employment without Employee’s consent from Employee’s Primary Location to any other location in excess of a forty (40) mile radius from the Employee’s Primary Location or requires any such relocation as a condition to continued employment by Company; (E) constitutes a failure or refusal by any Company Successor to assume this Agreement; or (F) involves or results in any material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee. Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Employee first provides written notice to the Company within ninety (90) days of the event(s) alleged to constitute good reason, with such notice specifying the grounds that are alleged to constitute good reason, and (ii) the Company fails to cure such a material breach to the reasonable satisfaction of the Employee within thirty (30) days after Company’s receipt of such written notice.

(n) “Gross-Up Payment” shall have the meaning set forth in Section 3(a)(i).

(o) “Payment” shall have the meaning set forth in Section 3(a)(i).

(p) “Separation from Service” or “Separates from Service” shall mean Employee’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h). Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Employee and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Employee will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Employee (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Employee has been providing services to the Company for less than thirty six (36) months). If Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Employee retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Employee will return to perform services for the Company. For purposes of determining whether Employee has incurred a Separation from Service, the Company shall include the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c).

(q) “Severance Period” shall have the meaning set forth in Section 2(a).

(r) Successor Company” means any successor to Autobytel or its assets by reason of any Change of Control.

(s) “Termination Without Cause” means termination of Employee’s employment with the Company (i) by the Company (a) for any reason other than (1) death, (2) Disability or (3) those reasons expressly set forth in the definition of “Cause”, (b) for no reason at all, or (c) in connection with or as a result of a Change of Control; or (ii) by Employee for Good Reason within ninety (90) days following the initial existence of the event or events that constitute Good Reason; provided, however, that a termination of Employee’s employment with the Company in connection with a Change of Control shall not constitute a Termination Without Cause if Employee is offered employment with the Successor Company under terms and conditions, including position, salary and other compensation, and benefits, that would not provide Employee the right to terminate Employee’s employment for Good Reason.

2. Severance Benefits and Conditions.

(a) In the event of (i) Termination Without Cause by the Company, or (ii) the termination of Employee’s employment with the Company by Employee for Good Reason within 30 days of the earlier of (i) the expiration of the Company’s 30-day right to cure as set forth in the definition of Good Reason, or (ii) the Company’s notice to Employee that it will not cure the event giving rise to such termination for Good Reason, Employee shall receive upon such termination (A) a lump sum amount equal to twelve months (“Severance Period”) of the Employee’s annual base salary (determined as the Employee’s highest annual base salary paid to Employee while employed by the Company; with the annual base salary not including bonus payments); (B) subject to Section 2(b) below, continuation of all Benefits for Employee and, if applicable, Employee’s eligible dependents during the Severance Period at the time they would have been provided or paid had the Employee remained an employee of Company during the Severance Period and at the levels provided prior to the event giving rise to a termination; (C) any amounts due and owing to Employee as of the termination date with respect to any base salary, bonus or commissions; and (D) any other payments required by applicable law (including payments with respect to accrued and unused vacation, personal, sick and other days), subject, in each case, to withholding for applicable taxes.

(b)(i) With respect to Benefits that are eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s and Employee’s eligible dependents (assuming such dependents were covered by Autobytel at the time of termination), participation under the Company’s then existing insurance policies for such Benefits Employee may elect to obtain coverage for such Benefits either by (1) electing COBRA continuation benefits for Employee and Employee’s eligible dependents; (2) obtaining individual coverage for Employee and Employee’s eligible dependents (if Employee and Employee’s eligible dependents qualify for individual coverage); or (3) electing coverage as eligible dependents under another person’s group coverage (if Employee and Employee’s eligible dependents qualify for such dependent coverage), or any combination of the foregoing alternatives. Employee may also initially elect COBRA continuation benefits and later change to individual coverage or dependent coverage for Employee or any eligible dependent of Employee, but Employee understands that if continuation of Benefits under COBRA is not initially selected by Employee or is later terminated by Employee, Employee will not be able to return to continuation coverage under COBRA. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company would pay assuming Employee elected continuation of benefits under COBRA. The Company’s obligation to pay or reimburse for the Benefits covered by this Section 2(b)(i) shall terminate upon the earlier of (i) the end of the Severance Period; and (ii) Employee’s employment by an employer that provides Employee and Employee’s eligible dependents with group coverage substantially similar to such Benefits as provided to Employee and Employee’s eligible dependents at the time of the termination of Employee’s employment with the Company, provided that Employee and Employee’s eligible dependents are eligible for participation in such group coverage.

(ii) With respect to Benefits that are not eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s participation under the Company’s then existing insurance policies for such Benefits, Employee may elect to obtain coverage for such Benefits either by (1) obtaining individual coverage for Employee (if Employee qualifies for individual coverage); or (2) electing coverage as an eligible dependent under another person’s group coverage (if Employee qualifies for such dependent coverage), or any combination of the foregoing alternatives. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company paid for such Benefits at the time of termination of Employee’s employment with the Company. The Company’s obligation to pay or reimburse for the Benefits covered by this Section 2(b)(ii) shall terminate upon the earlier of (i) the end of the Severance Period; and (ii) Employee’s employment by an employer that provides Employee with group coverage substantially similar to such Benefits as provided to Employee at the time of the termination of Employee’s employment with the Company, provided that Employee is eligible for participation in such group coverage. Employee acknowledges and agrees that the Company shall not be obligated to provide any Benefits covered by this Section 2(b)(ii) for Employee if Employee does not qualify for coverage under the Company’s existing insurance policies for such Benefits, for individual coverage, or for dependent coverage.

(c) Upon the earlier of (i) a termination event giving rise to the payment of the amounts and benefits under Section 2(a); (ii) a Change of Control; and (iii) March 1, 2009, Employee shall receive a payment equal to Employee’s 2008 Bonus. For purposes of this Section 2(c), “Employee’s 2008 Bonus” means Employee’s bonus (both Company performance and individual components) for 2008 payable as if both Company and individual targets had been 100% achieved.

(d) In addition to the payments and benefits set forth above, the Company shall make available to Employee career transition services during the Severance Period at Right Management or an equivalent provider selected by the Company.

(e) All payments under this Section 2 that (i) arise as a result of a termination of Employee’s employment shall be made to Employee concurrently with any termination by the Company or within 2 business days of any termination by Employee; and (ii) arise other than by reason of a termination of Employee’s employment shall be made upon the occurrence of the applicable event giving rise to the payment. In any case, all payments that have arisen shall be made no later than two and one-half months after the end of the calendar year in which Employee’s Separation from Service occurs.

(f) The amounts and benefits required by Section 2(a) shall be provided only if the Employee has executed and delivered to the Company (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). Other than the payments and benefits provided for in this Section 2, Employee shall not be entitled to any additional amounts from the Company resulting from a termination of Employee’s employment with the Company.

3. Gross-Up Payment.

(a) Gross-Up Payment.

(i) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between the Employee and the Company or otherwise, but determined without regard to any additional payments required under this Section 3) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Employee shall apply for all Gross-Up Payments as reimbursements of taxes the Employee pays under Code Section 4999 for a particular calendar year, with such request being filed by the Employee with the Company not later than forty-five (45) days after such year ends, and payment shall occur not later than the March 15th that immediately follows the end of such 45-day period.

(ii) The determinations of whether and when a Gross-Up Payment is required under this Section 3 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Employee within twenty-five (25) days of the receipt of notice from the Employee that there has been a Payment subject to the Excise Tax. Any determinations by the Company shall be binding upon the Employee, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Employee is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.

(iii) For purposes of any determinations made by the Company acting under Section 3(a)(ii):

(1)	All Payments and Gross-Up Payments with respect to the Employee shall be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and to be “excess parachute payments” under Section 280G(b)(1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that the Company determines in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;

(2)	The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

(3)	Employee shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question assuming the Employee is subject to applicable phase out rules for the highest income tax payers, notwithstanding the actual income tax rate of the Employee.

(b) Claims and Proceedings. The Employee shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Employee shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with the Employee and subject to approval by the Employee (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 3(a); (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Section 3, the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Employee may elect at his sole option to pay the tax claimed and require the Company to contest through a suit for a refund. If the Employee elects to pay such Excise Tax claim and contest through a suit for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Employee’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.

(c) Refunds. If, after the Employee’s receipt of an amount advanced by the Company pursuant to this Section 3 for payment of Excise Taxes, the Employee files an Excise Tax refund claim and receives any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of this Section 3) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by the Employee with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying the Employee with respect to any such Excise Tax later so refunded. In the event the Employee files for a refund of the Excise Tax and such request would, if successful, require the Employee to refund any amount to the Company pursuant to this provision, then the Employee shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on the Employee (which determination shall be made by independent tax counsel selected by the Employee after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). If, after the Employee’s receipt of an amount advanced by the Company pursuant to this Section 3, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

4. Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, and except as otherwise specifically provided elsewhere in this Agreement, Employee is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Code). Neither the Company nor any of its employees, Employees, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Employee from incurring them, or to mitigate or protect Employee from any such tax liabilities. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Employee incurs a Separation from Service. If, at the time of Employee’s Separation from Service under this Agreement, Employee is a “specified employee” (within the meaning of Section 409A of the Code), any amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that become payable to Employee on account of Employee’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Employee’s Separation from Service (“409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay.

5. Arbitration and Equitable Relief. Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement, which is incorporated herein by reference.

6. Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or change-in-control protective agreement between the Company or any predecessor and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Employee is subject to receiving fewer benefits than those available to Employee without reference to this Agreement. The Parties acknowledge and agree that this Agreement specifically amends and restates, and supersedes in its entirety, the Prior Severance Agreement, which shall have no further force or effect.

7. Notices. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by fax or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California, 92612-1400

Facsimile: (949) 862-1323

Attn: Vice President, Human Resources or comparable title

If to the Employee:

To Employee’s latest home address on file with the Company

8. No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9. Amendment to this Agreement. No modification, waiver, amendment, discharge or change of this letter, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver amendment, discharge, or change is or may be sought.

10. Non-Disclosure. Unless required by law or to enforce this Agreement, the parties hereto shall not disclose the existence of this Agreement or the underlying terms to any third party, other than their representatives who have a need to know such matters or to any potential Successor Company.

11. Enforceability; Severability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules. This Agreement is deemed to be entered into entirely in the State of California. This Agreement shall not be strictly construed for or against either party.

13. No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, nothing contained in this Agreement is intended nor shall be construed to create rights running to the benefit of third parties.

14. Successors of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any Successor Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or a sale of all or substantially all of the Company’s assets.

15. Rights Cumulative. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

16. No Right or Obligation of Employment. Employee acknowledges and agrees that nothing in this letter shall confer upon Employee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without Cause.

17. Legal and Tax Advice. Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Agreement, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Agreement. It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

THE PARTIES ACKNOWLEDGE THAT EMPLOYEE HAS ADVISED THE COMPANY IN WRITING TO OBTAIN INDEPENDENT LEGAL COUNSEL OF THE COMPANY’S CHOOSING TO ADVISE THE COMPANY REGARDING THIS AMENDED AND RESTATED SEVERANCE AGREEMENT AND ITS TERMS AND CONDITIONS. THE COMPANY HAS HAD A REASONABLE OPPORTUNITY TO SEEK THAT ADVICE AND HAS IN FACT OBTAINED SUCH ADVICE FROM INDEPENDENT LEGAL COUNSEL SELECTED BY THE COMPANY. THE COMPANY ACKNOWLEDGES THAT THE TERMS OF THIS AMENDED AND RESTATED SEVERANCE AGREEMENT ARE FAIR AND REASONABLE TO THE COMPANY. BY EXECUTING THIS AMENDED AND RESTATED SEVERANCE AGREEMENT, THE COMPANY IS CONSENTING TO THE TERMS OF THIS AMENDED AND RESTATED SEVERANCE AGREEMENT.

IN WITNESS WHEREOF, the Company and Employee have executed and entered into this Agreement effective as of the date first shown above.

AUTOBYTEL INC.

By:	/s/ James E. Riesenbach
James E. Riesenbach
President and Chief Executive Officer

EMPLOYEE

/s/ Glenn E. Fuller
Glenn E. Fuller

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, [                                         ] (for yourself, your spouse, family, agents and attorneys) (jointly, “You”), and Autobytel Inc., its predecessors, successors, affiliates, directors, Employees, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company ended effective [                    ], 200[      ], and that you will perform no further duties, functions or services for the Company subsequent to that date.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Amended and Restated Severance Agreement with the Company dated September 29, 2008 (the “Severance Agreement”), other than those amounts payable pursuant to Paragraph 3 below and those amounts or benefits, if any, payable or to be provided after the date hereof pursuant to the Severance Agreement if required by the terms thereof. You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Agreement and those amounts and benefits, if any, payable or to be provided after the date hereof pursuant to the Severance Agreement if required by the terms thereof. All benefits for which you are eligible pursuant to the Severance Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Agreement and the Severance Agreement, including the release of claims set forth below, if you sign and do not revoke this Agreement, the Company will pay you all amounts due to you under the Severance Agreement, minus legally required state and federal payroll deductions. The payment provided for in this paragraph will be made in the time periods required by the Severance Agreement (except for benefits that will be paid over time as provided therein) and, if no time is specified, within 5 business days of the date of this Separation Agreement and Release.

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

5. You hereby represent that, other than those materials you have returned to the Company pursuant to Paragraph 4 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall keep confidential, and shall not hereafter use or disclose to any person, firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters, except as required by law and as necessary for compliance purposes. These obligations are in addition to the obligations set forth in confidentiality or non-disclosure agreement between you and the Company, which shall remain binding on you.

7. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Agreement, except to your immediate family, legal counsel and financial advisor, or as required by law and as necessary for compliance purposes. The Company may disclose the terms of this Agreement and file this Agreement as an exhibit to its public filings if it is required to due so under applicable law, as necessary for compliance purposes or to potential successors or assigns of the Company.

8. You agree that neither you nor anyone acting on your behalf or at your direction will disparage, denigrate, defame, criticize, impugn or otherwise damage or assail the reputation or integrity of the Company to any third party and in particular to any current or former employee, officer, director, contractor, supplier, customer, or client of the Company or prospective or actual purchaser of the equity interests of the Company or its business or assets.

9. In consideration for the payments provided for in Paragraph 3, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, Employees, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, Employees, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder, that arise out of or are related to (a) the Company’s failure to make any payments required under the Severance Agreement (other than those amounts, if any, payable pursuant to Section 2(a) or Section 3 of the Severance Agreement if required by the terms of such sections), and (b) those arising under the Age Discrimination in Employment Act (“ADEA”). The Release will not waive the Employee’s rights to indemnification under the Company’s certificate of incorporation or by-laws or, if applicable, any written agreement between the Company and the Employee, or under applicable law.

With respect to the various rights and claims under the ADEA being waived by you in this Agreement, you specifically acknowledge that you have read and understand the provisions of paragraphs 13, 14, and 15 below before signing this Agreement. This general release does not cover rights or claims under the ADEA arising after you sign this Agreement.

10. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph. This promise not to sue does not apply to claims for breach of this Agreement. You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim.

11. The Company hereby represents and warrants that concurrently with your execution and delivery of this Agreement, the Company has paid to you any and all amounts under the Severance Agreement that are required to be paid to you by the Company as of the date hereof, excluding, without limitation, any amounts required to be paid under this Agreement and those amounts or benefits, if any, payable or to be provided after the date hereof pursuant to the Severance Agreement if and to the extent required by the terms thereof.

12. Excluded from this Agreement are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency. You agree, however, to waive your right to any monetary recovery in connection with such a charge.

13. You acknowledge that you have hereby been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional 7 days after you sign to change your mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Vice President Human Resources or comparable title, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, on or before the seventh (7th) day after your execution of the Agreement. You understand that the Agreement will not become effective until after that seven (7) day period has passed.

14. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

15. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Severance Agreement, and you are relying upon none. This Agreement and the Severance Agreement represent the entire agreement between you and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

16. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

17. If any provision of this Agreement is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

18. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

19. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

20. Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Agreement, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Agreement. It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF CERTAIN CLAIMS.

Dated: , 200
[Employee Name]

Dated: , 200	AUTOBYTEL INC.

By:
[Officer’s Name]
[Title]

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